Exhibit 5.5

314.444.7600 (direct) 314.241.6056 (fax) www.lewisrice.com		600 Washington Avenue Suite 2500 St. Louis, Missouri 63101
Attorneys at Law

August 10, 2012

Health Management Associates, Inc.

5811 Pelican Bay Blvd., Suite 500

Naples, FL 34108

Re:	Health Management Associates, Inc. – Exchange Notes

Ladies and Gentlemen:

We have acted as special Missouri counsel to Health Management Associates, Inc., a Delaware corporation (the “Company”), and its Missouri subsidiaries, Kennett HMA, LLC and Poplar Bluff Regional Medical Center, LLC (each a “Subsidiary Guarantor” and, together with the Company and certain other subsidiaries, the “Registrants”), in connection with the filing by the Registrants with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to $875,000,000 in principal amount of its 7.375% Senior Secured Notes due 2020 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 7.375% Senior Secured Notes due 2020 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes are guaranteed by each of the Subsidiary Guarantors (each, an “Outstanding Guarantee” and collectively, the “Outstanding Guarantees”). The Registration Statement also covers the issuance of the guarantees by the Subsidiary Guarantors of the Exchange Notes pursuant to the Exchange Offer (the “Exchange Notes Guarantees” and, together with the Outstanding Guarantees, the “Guarantees”). The Exchange Notes and the Exchange Notes Guarantees to be issued pursuant to the Exchange Offer are collectively referred to herein as the “Securities.” The Outstanding Notes and Outstanding Guarantees were issued, and the Securities will be issued, pursuant to (i) an Indenture, dated as of November 18, 2011 (the “Indenture”), among the Company, the Subsidiary Guarantors, certain other guarantors, and U.S. Bank, National Association, as trustee (the “Trustee”), and (ii) a Supplemental Indenture, dated as of April 20, 2012 (the “Supplemental Indenture”), among Poplar Bluff Regional Medical Center, LLC and the Trustee.

Established 1909

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In connection with this opinion, we have examined copies of the following:

D-1 Certificate of Good Standing, dated July 17, 2012, for Kennett HMA, LLC from the Missouri Secretary of State;

D-2 Certificate of Good Standing, dated July 17, 2012, for Poplar Bluff Regional Medical Center, LLC from the Missouri Secretary of State;

(The documents in D-1 and D-2 above are referred to collectively as the “Certificates.”)

D-3 Joint Consent of the Sole Member and the Manager of Kennett HMA, LLC, dated November 8, 2011;

D-4 Written Consent of the Manager of Poplar Bluff Regional Medical Center, LLC, dated as of April 20, 2012;

D-5 Unanimous Written Consent of the Directors, Managers and General Partners of the Registrants dated July 31, 2012;

(The documents in D-3 and D-5 above are referred to collectively as the “Consents.”)

D-6 the Registration Statement;

D-7 the Registration Rights Agreement, dated as of November 18, 2011, by and among the Company, the Subsidiary Guarantors, certain other guarantors, and Deutsche Bank Securities inc. and Wells Fargo Securities, LLC, as representatives of the initial purchasers referenced therein;

D-8 the Indenture;

D-9 the Supplemental Indenture;

D-10 the Officers’ Certificate Pursuant to the Indenture for Kennett HMA, LLC dated November 18, 2011;

D-11 the Officers’ Certificate Pursuant to the Indenture for Poplar Bluff Regional Medical Center, LLC dated April 20, 2012;

D-12 the Secretary’s Certificate for the Company, Kennett HMA, LLC, and certain other subsidiaries dated November 18, 2011;

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D-13 the Secretary’s Certificate for the Company, Kennett HMA, LLC, and Poplar Bluff Regional Medical Center, LLC dated August 10, 2012; and

D-14 the specimen of the certificate representing the Exchange Notes, included as an exhibit to the Indenture.

(The documents in D-6 through D-14 above are referred to collectively as the “Transaction Documents.”)

We have also examined such certificates, documents, and records as we deem relevant in rendering this opinion, including, but not limited to, the respective Certificates of Organization and Operating Agreement of each Subsidiary Guarantor, We have relied upon the certificates of public officials and company officers with respect to the accuracy of all factual matters contained therein.

For purposes of this opinion, we have assumed, without investigation: (1) the legal capacity of each natural person, except a Subsidiary Guarantor; (2) the full power and authority of each person, except a Subsidiary Guarantor, to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered, and to do each other act heretofore done or hereafter to be done by such person; (3) the due authorization, execution and delivery by each person, except a Subsidiary Guarantor, of each document heretofore executed and delivered or hereafter to be executed and delivered by such person; (4) the genuineness of each signature and the completeness of each document submitted to us as an original; (5) the conformity to the original of each document submitted to us as a copy; (6) the authenticity of the original of each document submitted to us as a copy; (7) no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith; (8) that all parties to the Transaction Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents; (9) that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; (10) that the Supplemental Indenture has been duly authorised, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; and (11) that the Exchange Notes will be duly authenticated by the Trustee.

The opinions hereafter expressed are based upon: (1) our review of the Certificates, Consents, Certificates of Organization and Operating Agreement of each Subsidiary Guarantor, the Transaction Documents, and such other documents we deem relevant in rendering this opinion, and (2) discussions with those of our attorneys who have knowledge of the matters contained herein. As to questions of fact material to our opinion which have not been

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independently established, we have relied upon, without independent verification, the accuracy of the relevant facts stated in certificates or comparable documents of the officers of the Subsidiary Guarantors and representations made in the Transaction Documents. Except as set forth herein, we have not undertaken any investigation to determine the existence or status of such factual matters nor have we made any independent investigations as to the accuracy or completeness of any factual representation, factual warranty, factual data or other factual information, written or oral, made or furnished by Subsidiary Guarantors to us. Although we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions set forth herein are unwarranted or that any information supplied in this letter is wrong. The term “actual knowledge” or words of similar import as used in this letter means the conscious awareness at the time this letter is delivered on the date it bears.

Our opinions contained herein are limited to the laws of the State of Missouri and the laws of the United States of America.

The opinions hereafter expressed are qualified to the extent that the validity of the authorization, execution or delivery of the Transaction Documents may be subject to or affected by: (1) any bankruptcy, insolvency, reorganization, assignment for the benefit of creditors, receivership, moratorium or similar statute, regulation or other law affecting the enforcement of creditors’ rights and remedies; (2) the unavailability of, or any limitation on the availability of, any particular right or remedy (whether in a proceeding in equity or at law) because of general principles of equity; and (3) any fraudulent conveyance, preferential transfer, equitable subordination or similar law.

These opinions are limited solely to the matters stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated herein.

Based upon and subject to the foregoing qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.

Each Subsidiary Guarantor is a limited liability company validly existing under the laws of the State of Missouri and is in good standing under such laws as of the respective dates of the Certificates.

2.

Each Subsidiary Guarantor has the power to (a) guarantee the Exchange Notes and (b) execute and deliver the Exchange Notes Guarantees to which it is a party and to carry out and perform its obligations under the terms of the Exchange Notes Guarantees to which it is a party.

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3.	All company action on the part of each Subsidiary Guarantor, its manager and members necessary for the authorization, execution and delivery of the Exchange Notes Guarantees to which it is a party, and the performance by each Subsidiary Guarantor of its obligations under the Exchange Notes Guarantees to which it is a party, has been taken.

The opinions expressed in this opinion letter are limited solely to the matters stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated herein. In addition, each of the opinions expressed herein is subject to each of the following qualifications and limitations:

Q-1 The opinions expressed by us herein are expressly limited to the laws of the State of Missouri, and where applicable, the laws of the United States of America. We express no opinion concerning the applicability to any party or the Transaction Documents of national, state and local laws, rules, regulations, or ordinances of any other nation, state or jurisdiction to the extent the laws of any other state apply with respect to the opinions expressed herein, we have assumed that the laws of such other state are identical to the laws of the State of Missouri in all respects.

Q-2 Our opinions are subject to (1) limitations imposed by general principles of equity, and any fraudulent conveyance, preferential transfer, equitable subordination or similar law, and to the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, and other laws relating to or affecting the rights of creditors generally; and (2) the unavailability of, or any limitation on the availability of, any particular right or remedy (whether in a proceeding in equity or at law) because of general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. Our opinion is based upon a state of facts and the law existing and in effect on the date hereof, and we assume no obligation to, and will not, revise, supplement or update this opinion in any respect at any time subsequent to the date thereof

Very truly yours,

/s/ Lewis, Rice & Fingersh, L.C.
Lewis, Rice & Fingersh, L.C.

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